Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES DELIVERS STRONG FISCAL YEAR 2016 RESULTS

– FOURTH QUARTER AND FISCAL YEAR REPORTED NET SALES INCREASE 5% AND 4%, RESPECTIVELY; ADJUSTED CONSTANT CURRENCY NET SALES RISE 7% IN BOTH PERIODS –

– FULL-YEAR REPORTED EPS INCREASES 5%,

ADJUSTED CONSTANT CURRENCY EPS RISES 13% –

– STRONG FISCAL 2017 SALES AND EARNINGS FORECASTED –

New York, NY, August 19, 2016 - The Estée Lauder Companies Inc. (NYSE: EL) today reported strong financial results for its fourth quarter and fiscal year ended June 30, 2016.

Fabrizio Freda, President and Chief Executive Officer, said, “Our fiscal 2016 performance gives us much to celebrate.  We again delivered strong constant currency net sales growth and double-digit adjusted constant currency EPS growth, reflecting the compelling products and services we bring to consumers around the world.  We capitalized on shifting consumer preferences by leveraging our strength in makeup and positioning our Company to win in luxury fragrances.  We nimbly allocated resources and made strategic investments in areas that gave us terrific results, including emerging markets, our makeup category, and the online and specialty-multi retail channels.  Importantly, we achieved these results against a backdrop of social and political instability, currency volatility and economic challenges.”

For the three months ended June 30, 2016, the Company reported net sales of $2.65 billion, a 5% increase compared with $2.52 billion in the prior-year period, posting across-the-board sales gains in all geographic regions and product categories, except fragrance.  Fiscal 2016 fourth quarter sales benefited from innovative new products and double-digit growth in several emerging and developed markets.  The Company also generated double-digit gains in its travel retail and online channels.  Net earnings for the quarter were $93.5 million, compared with $153.0 million last year, and diluted net earnings per common share were $.25, compared with $.40 reported in the same prior-year period.  The fiscal 2016 fourth quarter included the effect of restructuring and other charges described below.

Excluding the impact of foreign currency translation, net sales increased 7%.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was

$.01.  Adjusting for the restructuring and other charges, diluted net earnings per common share for the three months ended June 30, 2016 were $.43, and in constant currency rose 11% to $.44.

For the year, the Company achieved net sales of $11.26 billion, a 4% increase compared with $10.78 billion in the prior year.  Net earnings for the year were $1.11 billion, a 2% increase compared with $1.09 billion last year, and diluted net earnings per common share rose 5% to $2.96, compared with $2.82 reported in the prior year.  The fiscal 2016 full year included the effect of restructuring and other charges and adverse currency translation, and the comparison with the prior-year period was favorably impacted by accelerated retailer sales orders, described below.

For the year, the negative impact of foreign currency translation on diluted net earnings per common share was $.26.  Adjusting for the restructuring and other charges, diluted net earnings per common share for the fiscal year ended June 30, 2016 were $3.20, and in constant currency rose to $3.46.

Adjusting for the impact of the charges and the accelerated orders, net sales and diluted earnings per common share in constant currency for the fiscal year ended June 30, 2016 would have increased 7% and 13%, respectively.  Net sales in constant currency grew in each of the Company’s geographic regions and product categories.

Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

Mr. Freda continued, “In fiscal 2017, we will aggressively pursue new opportunities to enhance our leadership position.  We will continue to diversify our distribution toward the fastest growing channels, while further developing our mid-sized brands and the newest additions to our portfolio.  With our Leading Beauty Forward initiative, we are laying the foundation for future growth by lowering our cost base, increasing our agility and investing behind our strengths and improving our go-to-market capabilities.

“We will also seek geographic and channel opportunities to reach even more consumers, while keeping a sharp focus on like-door growth. We expect our new product launches, digital programs, social media engagement and focused M&A activities to drive constant currency net sales growth of 6% to 8% and double-digit EPS growth over the next three years, excluding restructuring and other charges, consistent with our long-term objectives. For fiscal 2017, we are reflecting the significant external headwinds and volatility and forecasting constant currency sales growth of 6% to 7%.  We will thoughtfully balance cost savings, sales leverage and reinvestment to position us to deliver constant currency double-digit EPS growth also this fiscal year.”

During the fiscal 2016 fourth quarter, the Company recorded restructuring and other charges of $101.0 million ($69.6 million after tax), equal to $.18 per diluted share in connection with its previously announced global technology infrastructure (GTI) and Leading Beauty Forward (LBF) initiatives.

During fiscal 2016, the Company recorded restructuring and other charges of $134.7 million ($91.3 million after tax), equal to $.24 per diluted share in connection with its GTI and LBF initiatives.  See tables on page 12.

The fiscal 2016 full year comparison with the prior-year period was favorably impacted by the acceleration of sales orders from certain retailers of approximately $178 million in connection with the Company’s rollout of its last major wave of its Strategic Modernization Initiative (SMI) in July 2014 in certain of its locations.  Those orders would have occurred in the Company’s fiscal 2015 first quarter.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted share.

							Year Ended
	Year Ended June 30, 2016						June 30
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016		2015
Results including charges and the fiscal 2015 accelerated retailer orders	4	%(1)	9%	5	%(1)	14%	$2.96	(1)	$2.82	(1)
Non-GAAP
Restructuring and other charges	—		—	8%		8%	.24		—
Venezuela charge	—		—	—		—	—		.01
Impact of fiscal 2015 accelerated orders	~(2)%		~(2)%	~(8)%		~(9)%	—		.21
Results excluding charges and the fiscal 2015 accelerated retailer orders	3%		7%	5%		13%	$3.20		$3.05
Impact of foreign currency on earnings
per share							.26
Constant currency earnings per share							$3.46

(1) Represents GAAP.

Amounts may not sum due to rounding.

Full Year Results by Product Category

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis

Skin Care	$4,446.2	$4,478.7	(1)%	3%	$842.1	$832.2	1%
Makeup	4,702.6	4,304.6	9	15	758.3	659.3	15
Fragrance	1,486.7	1,416.4	5	10	87.4	82.8	6
Hair Care	554.2	530.6	4	7	51.8	37.9	37
Other	74.0	50.1	48	54	5.4	(5.9)	100 +
Subtotal	11,263.7	10,780.4	4	9	1,745.0	1,606.3	9
Returns and charges associated with restructuring activities	(1.4)	—			(134.7)	—
Total	$11,262.3	$10,780.4	4%	9%	$1,610.3	$1,606.3	0%

Net sales and operating income in each of the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 17%.

The change in net sales and operating income in the Company’s product categories were favorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI and the Venezuela remeasurement charge, as previously mentioned.  See tables on page 16.

Adjusting for these factors:

•                Reported net sales in skin care, makeup, fragrance and hair care would have increased/(decreased) (3)%, 8%, 3% and 4%, respectively.

•                Operating results in skin care, makeup, fragrance and hair care would have increased/(decreased) (7)%, 8%, (11)% and 36%, respectively.

Skin Care

•                Reported skin care net sales decreased, due to the unfavorable impact of foreign currency translation.

•                Contributing to sales were double-digit gains from La Mer, including new product introductions, such as Genaissance de La Mer The Serum Essence, The Renewal Oil and The Lifting Eye Serum, as well as strong growth from Origins reflecting increases in facial mask products.  Incremental sales from recent acquisitions also contributed to the sales growth.

•                Partially offsetting these increases were lower skin care sales from Estée Lauder and Clinique, reflecting, in part, the overall global slowdown in the category.  The decreases from Estée Lauder and Clinique were also due, in part, to lower sales in certain countries within the Asia/Pacific region, particularly Hong Kong.

•                Operating income increased, due to the favorable comparison of the fiscal 2015 accelerated orders.  Adjusting for the accelerated orders operating income declined, with higher results from La Mer and Origins being more than offset by lower results from Estée Lauder and Clinique.

Makeup

•                Makeup generated outstanding net sales growth, primarily driven by strong double-digit increases from M•A•C, Smashbox and Tom Ford, as well as solid gains from Bobbi Brown.  These sales increases resulted from new product offerings, as well as the broadening of the brands’ presence in a number of channels, including freestanding retail stores, travel retail and specialty-multi brand retailers to reach new consumers.

•                Makeup sales increased in the Estée Lauder and Clinique brands.  Estée Lauder had higher sales from the Double Wear and Pure Color Envy product lines.  Clinique posted higher makeup sales, reflecting recent product offerings, such as Beyond Perfecting foundation + concealer.

•                The Company’s makeup category is experiencing strong growth in product areas such as lipsticks and foundations, accelerated growth in certain geographic areas, such as the United Kingdom, and increased prestige makeup usage in Asia.

•                The increase in makeup operating income was primarily due to higher results from the Company’s makeup brands, as well as Estée Lauder and Clinique.

Fragrance

•                Net sales increased primarily due to strong double-digit gains from luxury brands Jo Malone London and Tom Ford and incremental sales from recent acquisitions.

•                Higher net sales from Jo Malone reflected the recent launches of Mimosa & Cardamom, strong growth from existing fragrances and brand expansion.

•                Increased sales from Tom Ford reflect the continued success of the Tom Ford Noir and Neroli Portofino line of fragrances, including new product launches and growth from existing fragrances.

•                Partially offsetting these increases were lower sales of certain Estée Lauder, Clinique and designer fragrances.

•                 Fragrance operating income increased, due to the favorable comparison of the fiscal 2015 accelerated orders.  Adjusting for the accelerated orders, operating income declined, with higher results from Jo Malone and Tom Ford being more than offset by lower results from Estée Lauder and investments in certain recent acquisitions.

Hair Care

•                 Hair care net sales growth reflects recent product launches, such as Invati Men, Shampure dry shampoo and the Thickening Tonic by Aveda.

•                 Sales growth in Aveda was also driven by increases in salons, online and travel retail, and in Bumble and bumble from selective global expansion, primarily in specialty-multi brand retailers.

•                 Hair care operating income increased, reflecting the higher net sales.

Results by Geographic Region

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis

The Americas	$4,710.3	$4,513.8	4%	7%	$346.1	$302.3	14%
Europe, the Middle East & Africa.	4,380.7	4,086.4	7	14	1,027.1	943.3	9
Asia/Pacific	2,172.7	2,180.2	0	5	371.8	360.7	3
Subtotal	11,263.7	10,780.4	4	9	1,745.0	1,606.3	9
Returns and charges associated with restructuring activities	(1.4)	—			(134.7)	—
Total	$11,262.3	$10,780.4	4%	9%	$1,610.3	$1,606.3	0%

Net sales and operating income in each of the Company’s geographic regions were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.

The change in net sales and operating income in the Company’s geographic regions were favorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI and the Venezuela remeasurement charge, as previously mentioned.  See tables on page 16.

Adjusting for these factors:

•                Reported net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased/(decreased) 2%, 5% and (2)%, respectively.

•                Operating income in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased/(decreased) (4)%, 3% and (3)%, respectively.

The Americas

•                 In North America net sales increased, due to growth from most of the Company’s brands led by double-digit gains from Tom Ford, Jo Malone and Smashbox and solid growth from La Mer, M•A•C and Bobbi Brown.  Increased makeup sales were partially offset by lower skin care and fragrance sales.  The Estée Lauder and Clinique brands each posted double-digit growth in makeup for the year.  Sales in the Company’s online business grew strong double digits.

•                 Net sales were impacted by a decline in retail traffic in the United States, primarily related to mid-tier department stores that principally affected Estée Lauder and Clinique, as well as certain M•A•C freestanding stores, as a result of a decrease in tourism.

•                 Foreign currency translation reduced reported sales by 3%, or approximately $101 million, with the largest impact affecting Canada, Brazil and Mexico.

•                 On a reported basis, sales in Canada and Latin America each increased single-digits.  In constant currency, sales in both markets rose double-digits.  The strong growth in Latin America was led by Brazil and Mexico, primarily driven by M•A•C.

•                 Operating income in the Americas increased, due to the favorable comparison of the fiscal 2015 accelerated orders.  Adjusting for the accelerated orders, operating income declined, reflecting increased investments in advertising and promotion and retail store operations.  Reported operating income was significantly impacted by adverse foreign currency translation.

Europe, the Middle East & Africa

•                 As reported, virtually all countries recorded net sales growth, with many posting double-digit increases, led by the Middle East, Central Europe, Nordic and India, and solid growth in the United Kingdom, Germany and Italy.

•                 In constant currency, sales growth in the region was exceptionally strong with virtually all countries generating double-digit sales gains.

•                 The Company estimates that it continued to outperform prestige beauty in most markets in the region.

•                 In travel retail, sales growth was generated on new launch initiatives, global airline passenger traffic growth, new consumer coverage and the launch of additional brands.  Jo Malone, Tom Ford, M•A•C and Smashbox contributed sharply to the sales gains.  The mix of travelers and their purchases are affected by currency fluctuations.  The sales growth in travel retail was partially driven by the favorable comparison due to the fiscal 2015 accelerated orders.

•                 Foreign currency translation reduced reported sales by 7%, or approximately $265 million, with the largest impact affecting the United Kingdom, Russia, South Africa, and Germany.

•                 Operating income increased, led by higher operating results in travel retail, partially driven by the accelerated orders, Germany and the Middle East.  Lower operating results were recorded primarily in the United Kingdom, France and Russia.

Asia/Pacific

•                 On a reported basis, net sales decreased slightly, due to the unfavorable impact of foreign currency translation, which affected every market in the region.  Foreign currency translation unfavorably impacted reported sales by 5%, or approximately $122 million, with the largest impact affecting Australia, China and Korea.  Despite the negative currency, several markets including Japan, Australia, the Philippines and China posted reported sales gains.

•                 Sales in constant currency increased in every country, except Hong Kong, including double-digit growth in Australia, the Philippines and New Zealand.  Solid constant currency sales gains were recorded in Korea, Japan and China.  The higher sales in China reflected sales gains in most brands and increased online activity.

•                 In Hong Kong, the reduction in tourism from China continues to negatively impact business, particularly for the Estée Lauder, Clinique and La Mer brands.

•                 In Asia/Pacific, operating income increased, due to the favorable comparison of the fiscal 2015 accelerated orders in Japan.  Adjusting for the accelerated orders, operating income declined.  Higher results in Australia, Korea, the Philippines and Taiwan were more than offset by lower results in Hong Kong and China.

Cash Flows from Operating Activities

•                 For the 12 months ended June 30, 2016, net cash flows provided by operating activities was $1.79 billion, compared with $1.94 billion in the prior year.

•                 The change resulted from the impact of the accelerated sales orders in the prior year in connection with the Company’s July 2014 SMI implementation, which created an unfavorable comparison in certain working capital components and the increase in net earnings.

•                 Before the impact of the accelerated orders, the Company’s net cash flows provided by operating activities increased 1%.

Outlook for Fiscal 2017 First Quarter and Full Year

Global prestige beauty remains a vibrant industry estimated to grow approximately 4% to 5%.  Social and political issues, currency volatility and economic challenges are affecting consumer behavior in certain countries, such as Hong Kong, France and some emerging markets.   We are also cautious of the decline in retail traffic, primarily related to mid-tier department stores, as well as certain tourist-driven doors in the United States. The Company’s growth has consistently outpaced global prestige beauty and, despite these global issues, is expected to grow approximately two percentage points ahead of the industry for the fiscal year.  In the fiscal 2017 first quarter, we expect especially strong external headwinds when compared with the previous year.

The Company previously announced a multi-year initiative named Leading Beauty Forward to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.

Full Year Fiscal 2017

•                 Net sales are forecasted to increase between 6% and 7% versus the prior-year period.

•                 Foreign currency translation is expected to negatively impact sales by less than 1% versus the prior-year period.

•                 Net sales are forecasted to grow between 6% and 7% in constant currency.

•                 Reported diluted net earnings per share are projected to be between $3.20 and $3.30.

•                 The Company expects to take charges associated with previously approved restructuring activities in fiscal 2017 of approximately $80 million to $100 million, equal to $.14 to $.18 per diluted common share.   The Company expects to take further charges in fiscal 2017 as additional initiatives under Leading Beauty Forward are approved.

•                 Diluted net earnings per share before charges associated with restructuring activities are projected to be between $3.38 and $3.44.

•                 The negative currency impact on the sales growth equates to about $.08 of earnings per share.  On a constant currency basis before charges associated with restructuring activities, diluted earnings per share are expected to increase between 8% and 10%.

First Quarter Fiscal 2017

•                 Net sales are forecasted to increase between 1% and 2% versus the prior-year period.

•                 Foreign currency translation is expected to negatively impact sales by approximately 1% versus the prior-year period.

•                 Net sales are forecasted to grow between 2% and 3% in constant currency.

•                 Reported diluted net earnings per share are projected to be between $.65 and $.71.

•                 The Company expects to take charges associated with previously approved restructuring activities in its fiscal 2017 first quarter of approximately $35 million to $45 million, equal to $.06 to $.08 per diluted common share.

•                 Diluted net earnings per share before charges associated with restructuring activities are projected to be between $.73 and $.77.

•                 The approximate 1% negative currency impact on the sales growth equates to about $.03 of earnings per share.

Reconciliation between GAAP and non-GAAP	Three Months Ending September 30, 2016 (F)						Three Months September 30
	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016 (F)		2015
Forecast / actual results including charges	1-2	%(1)	2-3%	(21)-(13	)%(1)	(17)-(10)%	$.65 - $.71	(1)	$.82	(1)
Non-GAAP
Restructuring and other charges	—		—	10-7%		10-1%	.06 -.08		—
Forecast / actual results excluding charges	1-2%		2-3%	(11)-(6)%		(7)-(2)%	$.73 - $.77		$.82
Impact of foreign currency on earnings per share							.03
Forecasted constant currency earnings per share							$.76 - $.80

Reconciliation between GAAP and non-GAAP	Year Ending June 30, 2017 (F)						Twelve Months June 30
	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017 (F)		2016
Forecast / actual results including charges	6-7	%(1)	6-7%	8-11	%(1)	11-14%	$3.20 - $3.30	(1)	$2.96	(1)
Non-GAAP
Restructuring and other charges	—		—	(2)-(3)%		(3)-(4)%	.14 -.18		.24
Forecast / actual results excluding charges	6-7%		6-7%	6-8%		8-10%	$3.38 - $3.44		$3.20
Impact of foreign currency on earnings per share							.08
Forecasted constant currency earnings per share							$3.46 - $3.52

(1) Represents GAAP.

(F) Represents forecast

Amounts may not sum due to rounding.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 19, 2016 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 64876241).  The call will also be webcast live at http://investors.elcompanies.com.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2017 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW and By Kilian.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

ELC-F

ELC-E

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30		Percent	Year Ended June 30		Percent
	2016	2015	Change	2016	2015	Change
Net Sales (A)	$2,646.3	$2,524.4	5%	$11,262.3	$10,780.4	4%
Cost of Sales (A)	510.7	488.0		2,181.1	2,100.6
Gross Profit	2,135.6	2,036.4	5%	9,081.2	8,679.8	5%

Gross Margin	80.7%	80.7%		80.6%	80.5%

Operating expenses:
Selling, general and administrative (B)	1,892.5	1,808.1		7,337.8	7,073.5
Restructuring and other charges (A)	99.4	—		133.1	—
	1,991.9	1,808.1	10%	7,470.9	7,073.5	6%
Operating Expense Margin	75.3%	71.6%		66.3%	65.6%

Operating Income	143.7	228.3	(37)%	1,610.3	1,606.3	0%

Operating Income Margin	5.4%	9.1%		14.3%	14.9%

Interest expense	18.6	15.0		70.7	60.0
Interest income and investment income, net	5.2	5.8		15.6	14.3
Earnings before Income Taxes	130.3	219.1	(41)%	1,555.2	1,560.6	0%

Provision for income taxes	35.3	65.3		434.4	467.2
Net Earnings	95.0	153.8	(38)%	1,120.8	1,093.4	3%

Net earnings attributable to noncontrolling interests	(1.5)	(0.8)		(6.2)	(4.5)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$93.5	$153.0	(39)%	$1,114.6	$1,088.9	2%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.25	$.41	(37)%	$3.01	$2.87	5%
Diluted	.25	.40	(38)%	2.96	2.82	5%

Weighted average common shares outstanding:
Basic	368.8	377.0		370.0	379.3
Diluted	375.8	383.7		376.6	385.7

In the fiscal 2014 fourth quarter, some retailers accelerated sales orders of approximately $178 million in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI).  Those orders would have occurred in the Company’s fiscal 2015 first quarter ended September 30, 2014.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.  The impact of this shift is reflected in the consolidated statements of earnings for the year ended June 30, 2015.

(A) As part of the Company’s ongoing initiative to upgrade and modernize its systems and processes, it transitioned its global technology infrastructure (GTI) to fundamentally change the way it delivers information technology services internally.  This initiative is expected to result in operational efficiencies and reduce the Company’s information technology service and infrastructure costs in the future.  The implementation of this initiative was substantially completed during fiscal 2016.

On May 3, 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During the fiscal 2016 fourth quarter, the Company approved specific initiatives under Leading Beauty Forward, plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company expects Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million

THE ESTÉE LAUDER COMPANIES INC.

and $700 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

Total charges associated with restructuring activities included in operating income for the fourth quarter and year ended June 30, 2016 were:

Three Months Ended June 30, 2016			Operating Expenses				Diluted
(Unaudited)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges	Total	After Tax	Earnings Per Share

(In millions, except per share data)
Global Technology Infrastructure	$—	$—	$16.9	$3.0	$19.9	$12.9	$.03
Leading Beauty Forward	1.4	0.2	75.4	4.1	81.1	56.7	.15
Total	$1.4	$0.2	$92.3	$7.1	$101.0	$69.6	$.18

Year Ended June 30, 2016			Operating Expenses				Diluted
(Unaudited)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges	Total	After Tax	Earnings Per Share

(In millions, except per share data)
Global Technology Infrastructure	$—	$—	$46.0	$7.6	$53.6	$34.6	$.09
Leading Beauty Forward	1.4	0.2	75.4	4.1	81.1	56.7	.15
Total	$1.4	$0.2	$121.4	$11.7	$134.7	$91.3	$.24

(B) During the fiscal 2015 third quarter, the Venezuelan government introduced a new open market foreign exchange system, SIMADI.  As a result, the Company changed the exchange rate used to remeasure the net monetary assets of its Venezuelan subsidiary to the SIMADI rate as of March 31, 2015.  Accordingly, the Company recorded a remeasurement charge of $5.3 million, both before and after tax, equal to approximately $.01 per diluted share.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended June 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Local Currency	2016	2015	Reported Basis
Results by Geographic Region
The Americas	$1,103.0	$1,087.7	1%	3%	$36.0	$14.5	100 +%
Europe, the Middle East & Africa	1,072.5	982.4	9	12	184.7	213.9	(14)
Asia/Pacific	472.2	454.3	4	6	24.0	(0.1)	100 +
Subtotal	2,647.7	2,524.4	5	7	244.7	228.3	7
Charges associated with restructuring activities	(1.4)	—			(101.0)	—
Total	$2,646.3	$2,524.4	5%	7%	$143.7	$228.3	(37)%

Results by Product Category
Skin Care	$1,032.0	$1,011.9	2%	3%	$141.6	$123.0	15%
Makeup	1,128.6	1,024.6	10	12	116.2	120.7	(4)
Fragrance	328.0	336.1	(2)	2	(26.1)	(21.2)	(23)
Hair Care	143.6	139.8	3	5	15.4	5.8	100 +
Other	15.5	12.0	29	17	(2.4)	—	(100)+
Subtotal	2,647.7	2,524.4	5	7	244.7	228.3	7
Charges associated with restructuring activities	(1.4)	—			(101.0)	—
Total	$2,646.3	$2,524.4	5%	7%	$143.7	$228.3	(37)%

Net sales and operating income in each of the Company’s product categories and geographic regions were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 9%.

______________

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities, the Venezuela remeasurement and the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2016					Three Months Ended June 30, 2015

	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	Before Charges	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$2,646.3	$1.4	$2,647.7	$47.0	$2,694.7	$2,524.4	$—	$2,524.4	5%	7%
Cost of sales	510.7	(0.2)	510.5			488.0	—	488.0
Gross Profit	2,135.6	1.6	2,137.2			2,036.4	—	2,036.4	5%
Gross Margin	80.7%		80.7%			80.7%		80.7%

Operating expenses	1,991.9	(99.4)	1,892.5			1,808.1	—	1,808.1	5%
Operating Expense Margin	75.3%		71.5%			71.6%		71.6%

Operating Income	143.7	101.0	244.7			228.3	—	228.3	7%
Operating Income Margin	5.4%		9.2%			9.1%		9.1%

Provision for income taxes	35.3	31.4	66.7			65.3	—	65.3
Net Earnings Attributable to The Estée Lauder Companies Inc.	93.5	69.6	163.1			153.0	—	153.0	7%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.25	.18	.43	.01	.44	.40	—	.40	9%	11%

___________________________

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

As part of SMI, the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would have occurred in the fiscal 2015 first quarter.

This action created a favorable comparison between the fiscal 2016 and fiscal 2015 twelve months of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Charges, and Accelerated Orders Associated with the Company’s Implementation of SMI

(Unaudited; In millions, except per share data and percentages)

	Year Ended June 30, 2016					Year Ended June 30, 2015

	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	SMI Adjustments	Before Charges/ SMI	% Change versus Prior Year Before Charges/SMI	% Change Constant Currency
Net Sales	$11,262.3	$1.4	$11,263.7	$487.5	$11,751.2	$10,780.4	$—	$178.3	$10,958.7	3%	7%
Cost of sales	2,181.1	(0.2)	2,180.9			2,100.6	—	35.1	2,135.7
Gross Profit	9,081.2	1.6	9,082.8			8,679.8	—	143.2	8,823.0	3%
Gross Margin	80.6%		80.6%			80.5%			80.5%

Operating expenses	7,470.9	(133.1)	7,337.8			7,073.5	(5.3)	16.0	7,084.2	4%
Operating Expense Margin	66.3%		65.1%			65.6%			64.6%

Operating Income	1,610.3	134.7	1,745.0			1,606.3	5.3	127.2	1,738.8	0%
Operating Income Margin	14.3%		15.5%			14.9%			15.9%

Provision for income taxes	434.4	43.4	477.8			467.2	—	45.3	512.5
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,114.6	91.3	1,205.9			1,088.9	5.3	81.9	1,176.1	3%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.96	.24	3.20	.26	3.46	2.82	.01	.21	3.05	5%	13%

___________________________

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

The impact on net sales and operating results of the accelerated orders from certain retailers associated with the Company’s implementation of SMI by product category and geographic region is shown below.  Additionally, excluding the impact of the shift in orders, the charges associated with restructuring activities and the Venezuela remeasurement charge, net sales and operating results for the year ended June 30, 2016, increased/(decreased) as follows:

	Year Ended June 30, 2015			Year Ended June 30, 2016
	Accelerated Sales Orders		Venezuela Remeasurement Charge Operating Results	Net Sales Growth As Adjusted		Change In Operating Results As Adjusted
(Unaudited; Dollars in millions)	Net Sales	Operating Results		Reported Basis	Constant Currency
Product Category:
Skin Care	$91	$72	$2	(3)%	1%	(7)%
Makeup	65	41	2	8	13	8
Fragrance	21	14	1	3	9	(11)
Hair Care	1	—	—	4	7	36
Other	—	—	—	48	54	100 +
Total	$178	$127	$5	3%	7%	0%

Geographic Region:
The Americas	$84	$53	$5	2%	5%	(4)%
Europe, the Middle East & Africa	68	53	—	5	12	3
Asia/Pacific	26	21	—	(2)	4	(3)
Total	$178	$127	$5	3%	7%	0%

Total operating income in constant currency for the year ended June 30, 2016, before charges and the impact of the shift in orders, increased 8%.

The accelerated sales orders in the prior year created an unfavorable comparison in net cash flows provided by operating activities, primarily in certain working capital components.  Excluding the impact of the shift in orders, cash flows from operating activities for the year ended June 30, 2016, increased 1%.

Reconciliation between GAAP and non-GAAP	Net Cash Flows Provided By Operating Activities
	Year Ended June 30				Percent Change
(Unaudited; Dollars in millions)	2016		2015
Results as reported	$1,788.7	(1)	$1,943.3	(1)	(8)%

Non-GAAP
Impact of fiscal 2015 accelerated orders	—		(173.4)
Results excluding the fiscal 2015 accelerated retailer orders	$1,788.7		$1,769.9		1%

(1) Represents GAAP.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2016	June 30 2015
ASSETS
Current Assets
Cash and cash equivalents	$914.1	$1,021.4
Short-term investments	469.3	503.7
Accounts receivable, net	1,258.3	1,174.5
Inventory and promotional merchandise, net	1,263.4	1,215.8
Prepaid expenses and other current assets	320.0	268.2
Total Current Assets	4,225.1	4,183.6

Property, Plant and Equipment, net	1,583.3	1,490.2
Other Assets	3,414.9	2,553.1
Total Assets	$9,223.3	$8,226.9

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$331.5	$29.8
Accounts payable	716.7	635.4
Other accrued liabilities	1,632.3	1,464.6
Total Current Liabilities	2,680.5	2,129.8

Noncurrent Liabilities
Long-term debt	1,910.0	1,595.1
Other noncurrent liabilities	1,045.5	847.7
Total Noncurrent Liabilities	2,955.5	2,442.8

Total Equity	3,587.3	3,654.3
Total Liabilities and Equity	$9,223.3	$8,226.9

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30

	2016	2015
Cash Flows from Operating Activities
Net earnings	$1,120.8	$1,093.4
Depreciation and amortization	414.7	409.3
Loss on Venezuela remeasurement	—	5.3
Other items	108.2	87.1
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(100.9)	103.2
Increase in inventory and promotional merchandise, net	(69.0)	(26.2)
Decrease (increase) in other assets, net	(72.0)	7.8
Increase in accounts payable and other liabilities	386.9	263.4
Net cash flows provided by operating activities	$1,788.7	$1,943.3

Capital expenditures	$525.3	$473.0
Acquisition of businesses	101.3	241.0
Purchase of investments, net	642.7	902.2
Payments to acquire treasury stock	889.9	982.8
Dividends paid	422.5	349.9
Proceeds from issuance of long-term debt	616.2	294.0

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